                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                       LANDEC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 [LANDEC LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 14, 1999

                            ------------------------

TO THE SHAREHOLDERS OF LANDEC CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Landec Corporation (the "Company") will be held on Wednesday, April 14, 1999, at 5:00 p.m., local time, at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, 94306 for the following purposes:

1. To elect three directors to serve for a term of two years and until their successors are duly elected and qualified;

2. To amend the Company's 1995 Employee Stock Purchase Plan to provide for an annual increase, commencing on November 1, 1999, in the number of shares reserved for issuance thereunder equal to the lesser of: (i) 225,000 shares,
    (ii) 1.5% of the outstanding shares of Common Stock of the Company or (iii) a number of shares determined by the Board of Directors;

3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 31, 1999; and

4. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on February 16, 1999 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

    All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ TAE HEA NAHM

                                          TAE HEA NAHM
                                          SECRETARY

Menlo Park, California
February 26, 1999

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                                 [LANDEC LOGO]

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 14, 1999

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Landec Corporation ("Landec" or the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Wednesday, April 14, 1999 at 5:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, CA 94306-4405. The telephone number at that location is (650) 493-8000.

    The Company's principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025. The Company's telephone number at that location is
(650) 306-1650.

SOLICITATION

    These proxy solicitation materials were mailed on or about February 26, 1999 to all shareholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

    The Company will provide a copy of the Company's Annual Report on Form 10-K for the year ended October 31, 1998, including financial statements and financial statement schedules (but not exhibits), without charge to each shareholder upon written request to Joy T. Fry, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained on written request to Ms. Fry and payment of the Company's reasonable expenses in furnishing such exhibits.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Joy T. Fry, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of shareholders and voting in person.

VOTING

    Holders of Common Stock are entitled to one vote per share on all matters.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders, which shares voting affirmatively must also constitute at least a majority of the required quorum. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the approval of the amendment to the 1995 Employee Stock Purchase Plan, and for ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

    The Company announced in its 10-Q filed for its quarter ended July 31, 1998 that if the shareholders who are interested in raising a proposal at the Company's 1999 Annual Meeting do not notify the Company of a proposal on or before January 13, 1999, management may use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 1999 Annual Meeting of Shareholders. Since the Company was not notified of any proposal on or before January 13, 1999, management intends to use its discretionary voting authority to vote on any proposal that may be brought at the 1999 Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

    Only shareholders of record at the close of business on February 16, 1999, are entitled to notice of and to vote at the meeting. As of the record date, 13,251,615 shares of the Company's Common Stock, par value $0.001 per share, were issued and outstanding.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE COMPANY'S ANNUAL MEETING
  OF SHAREHOLDERS IN YEAR 2000

    Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by its Chief Financial Officer no later than October 30, 1999, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

    Also, if a shareholder does not notify the Company on or before January 11, 2000, of a proposal for the 2000 Annual Meeting of Shareholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2000 Annual Meeting of Shareholders.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's bylaws currently provide for not less than four or more than seven directors, and the Company's Articles of Incorporation provide for the classification of the Board of Directors into two classes serving staggered terms. The Company's Board of Directors currently consists of seven persons, including three Class I directors and four Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in odd-numbered years (E.G., 1999) and the Class II directors elected in even numbered years (E.G., 2000). Accordingly, at the Annual Meeting, three Class I directors will be elected.

    The Board of Directors has nominated the three persons named below to serve as Class I directors until the next odd-numbered year Annual Meeting during which their successors will be elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the three nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected.

NOMINEES FOR CLASS I DIRECTORS

    The names of the nominees for the Company's Class I directors and certain other information about them as of January 4, 1999 are set forth below:

NAME OF NOMINEE                              AGE                     PRINCIPAL OCCUPATION                  DIRECTOR SINCE
---------------------------------------      ---      ---------------------------------------------------  ---------------
Ray F. Stewart, Ph.D...................          45   Senior Vice President, Intellicoat Corporation, a            1986
                                                      subsidiary of the Company

Stephen E. Halprin.....................          60   General Partner of OSCCO Ventures                            1988

Richard S. Schneider, Ph.D.............          57   General Partner of Domain Partners II, L.P.                  1991

    Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director or executive officer of the Company.

    Ray F. Stewart, Ph.D. is the founder of the Company and has served as a director since the Company's inception in 1986. Since November 1996, he has also served as Senior Vice President of Intellicoat Corporation, a wholly-owned subsidiary of the Company. From the Company's inception to November 1996, he served as the Vice President, Technology. Dr. Stewart has over 16 years of experience in the material science industry. Prior to founding Landec, Dr. Stewart worked at Raychem Corporation. While at Raychem Corporation from 1979 to 1986, Dr. Stewart managed development efforts in the areas of adhesives, plastic electrodes, sensors and synthetic polymer chemistry, and led the development and commercialization of several new product lines. Dr. Stewart received a B.S. from Northern Arizona University and a Ph.D. in organic chemistry from the University of Minnesota.

    Stephen E. Halprin has served as a director since April 1988. Since 1971, Mr. Halprin has been a general partner of OSCCO Ventures. Mr. Halprin has been an active member of the venture community since 1968 and serves on the Board of Directors of Hybrid Networks, Inc. and a number of privately-held technology companies. Mr. Halprin received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

    Richard S. Schneider, Ph.D. has served as a director since September 1991. Since October 1991 through June 1998, Dr. Schneider was a general partner of Domain Associates, L.L.C. and since June 1991, has been a general partner of the general partner of Domain Partners II, L.P. Dr. Schneider has over 25 years of product development experience in the fields of medical devices and biotechnology. Prior to his pursuing a career in venture capital, Dr. Schneider was Vice President of Product Development at Syva/Syntex Corporation and President of Biomedical Consulting Associates. He is a member of the Board of Directors of a number of privately-held life science companies. Dr. Schneider received a Ph.D. in chemistry from the University of Wisconsin, Madison.

CLASS II DIRECTORS--DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING
  OF SHAREHOLDERS

    The names of the Company's Class II directors and certain information about them as of January 4, 1999 are set forth below:

NAME                                         AGE                     PRINCIPAL OCCUPATION                  DIRECTOR SINCE
---------------------------------------      ---      ---------------------------------------------------  ---------------
Gary T. Steele.........................          50   President, Chief Executive Officer and Chairman of           1991
                                                      the Board of Directors of the Company

Kirby L. Cramer........................          62   Chairman Emeritus of Hazleton Laboratories                   1994
                                                      Corporation

Richard Dulude.........................          65   Private Investor                                             1996

Damion E. Wicker, M.D..................          38   General Partner of Chase Capital Partners                    1997

    Except as set forth below, each of the Class II directors has been engaged in the principal occupation set forth next to his name above during the past five years.

    Gary T. Steele has served as President, Chief Executive Officer and a director since September 1991 and as Chairman of the Board of Directors since January 1996. Mr. Steele has over 18 years of experience in the biotechnology, instrumentation and material science fields. From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company. From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development. Mr. Steele has also worked with McKinsey and Co. and Shell Oil Company. Mr. Steele received a B.S. from Georgia Institute of Technology and an M.B.A. from Stanford University.

    Kirby L. Cramer has served as a director since December 1994. Since April 1987, Mr. Cramer has been Chairman Emeritus of Hazleton Laboratories Corporation. He also serves as a director of Immunex Corporation, Unilab Corporation, Sonosite, Inc. and Ragen Mackenzie Group, Inc. Mr. Cramer received a B.A. from Northwestern University and an M.B.A. from the University of Washington.

    Richard Dulude has served as a director since May 1996. Mr. Dulude retired as Vice Chairman of Corning Inc. in 1993 after a 36 year career in which he held various general management positions in Corning's telecommunications, materials, consumer and international businesses, including positions as Chairman and Chief Executive Officer of SIECOR Corporation and Chairman and Chief Executive Officer of Corning-Vitro Corporation. Mr. Dulude is currently a director of Raychem Corporation, AMBAC, Inc., and HCIA, Inc. Mr. Dulude received a B.S. from Syracuse University and completed the Senior Executive Program at The Sloan School of Management at MIT.

    Damion E. Wicker, M.D. has served as a director since February 1997. Dr. Wicker has been a general partner of Chase Capital Partners, responsible for medical venture capital investments since January 1997. From April 1993 to December 1996, Dr. Wicker was a principal of Chase Capital Partners. From June 1991 to April 1993, Dr. Wicker served as a founder and president of Adams Scientific, a biotechnology diagnostic company specializing in monoclonal and DNA probes for detection of infectious diseases. Dr. Wicker currently serves on the board of directors of Vitex and several privately-held companies. Dr. Wicker received a B.S. from the Massachusetts Institute of Technology, an M.D. from the Johns Hopkins University School of Medicine, and an M.B.A. from the Wharton School of the University of Pennsylvania.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Board of Directors held a total of five meetings during the fiscal year ended October 31, 1998. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

    The Audit Committee of the Board of Directors currently consists of directors Stephen E. Halprin and Richard Dulude and held six meetings during fiscal year 1998. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Compensation Committee of the Board of Directors currently consists of directors Kirby L. Cramer, Richard Dulude, and Richard S. Schneider and held three meetings during fiscal year 1998. The function of the Compensation Committee is to review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salary, bonuses and other incentive plans, stock options and other forms of compensation, to administer the Company's stock plans and approve stock option awards and to oversee the career development of senior management.

    The Nominating Committee was formed in December 1997 and currently consists of Kirby L. Cramer, Stephen E. Halprin, and Damion E. Wicker. It did not meet in fiscal year 1998. The function of the Nominating Committee is to recommend qualified candidates for election as officers and directors of the Company. Shareholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data and qualifications.

    No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves held during the fiscal year ended October 31, 1998.

COMPENSATION OF DIRECTORS

    For fiscal year ended on October 31, 1998, directors did not receive any cash fees for services provided in that capacity but were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof.

    Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each nonemployee director who has not previously been granted an equivalent option under any stock option plan of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of the shareholders, such nonemployee director (including directors who were not eligible for a First Option) will be granted an additional option to purchase 10,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months prior to the date of such annual meeting. The First Option and each Subsequent Option are fully vested and exercisable on the date of grant. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant with a term of ten years. On April 15, 1998, shareholders approved repricing of the exercise price of all options previously granted under the Directors' Plan to the greater of the closing price of the Company's stock on April 15, 1998 or $5.00 per share. As a result, the following nonemployee directors had the following number of options repriced: Mr. Cramer (5,000 shares), Mr. Dulude (24,000 shares), Mr. Halprin (5,000 shares), Dr. Schneider (5,000 shares), and Dr. Wicker (20,000 shares).

    Subject to their election to the Board of Directors by the shareholders at the Annual Meeting, Mr. Halprin and Dr. Schneider, as well as Messrs. Cramer and Dulude and Dr. Wicker will each be automatically granted an option to purchase 10,000 shares of Common Stock on the date of the Annual Meeting pursuant to the Directors' Plan. As of January 29, 1999, 2,410,560 shares issuable pursuant to options to purchase the Company's Common Stock were outstanding. As of the same date, Messrs. Cramer, Dulude, Halprin, Schneider, and Wicker, nonemployee directors, had been granted options to purchase 61,520, 67,000, 31,956, 31,956 and 53,478 shares of the Company's Common Stock, respectively. (These numbers include the replacement options granted under the repricing program, which are treated as newly granted options.)

    In fiscal year 1998, nonemployee directors of the Company were offered the opportunity to purchase up to $200,000 of Common Stock of the Company at the closing price of the Company's Common Stock on the date of subscription. The shares are subject to a right of repurchase, at cost, by the Company, which will lapse at the rate of 1/12th of the total number of shares purchased at the end of each month following the date of purchase. Under this program, the following number of Common Stock of the Company was purchased by each nonemployee director: Mr. Cramer (43,480 shares), Mr. Dulude (12,903 shares), Mr. Halprin (40,000 shares), and Dr. Schneider (12,903 shares).

    The Company has a consulting agreement with Mr. Dulude, a nonemployee outside director, pursuant to which he earned $30,000 per year in 1997 and 1998 and will earn $1,000 per year beginning on May 1, 1999 until terminated and pursuant to which he was granted stock options to purchase 4,000 shares of the Company's Common Stock.

REQUIRED VOTE

    The three Class I director nominees receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                       EACH OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2
         APPROVAL OF AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

    At the Annual Meeting, shareholders are being asked to approve an amendment to the 1995 Employee Stock Purchase Plan (the "Purchase Plan") to provide for an annual increase, commencing on November 1, 1999, in the number of shares reserved for issuance thereunder equal to the lesser of: (i) 225,000 shares,
(ii) 1.5% of the outstanding shares of Common Stock of the Company or (iii) a number of shares determined by the Board of Directors. A total of 300,000 are currently reserved for issuance pursuant to the Purchase Plan. As of January 31, 1999, 169,526 shares were available for future issuance under the Purchase Plan. The proposed amendment to the Purchase Plan was approved by the Board of Directors in February 1999.

    The Company implemented the Purchase Plan in 1995 as an incentive to its employees and executives as a means to promote increased shareholder value. The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. Management believes that stock ownership is one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of the Company's business.

    The following is a summary of the principal provisions of the Purchase Plan, but it is not intended to be a complete description of all of the terms and provisions of the Purchase Plan. A copy of the Purchase

Plan will be furnished to any shareholder upon written request to the Chief Financial Officer of the Company at the principal executive offices of the Company in Menlo Park, California.

DESCRIPTION OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1995 and approved by the shareholders in January 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is implemented by a series of offering periods of twelve (12) months duration with new offering periods (other than the first offering period) commencing on June 1 and December 1 of each year. Each offering period consists of two consecutive purchase periods of six months duration with the last day of such period being designated a purchase date.

    The Purchase Plan may be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year.

    The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of the offering period or on the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new 12 month offering period will automatically begin on the first business day following the purchase date with a new fair market value.

    In the event that insufficient shares are available under the Purchase Plan for a full allocation of shares to all participants during a given Offering Period, the Board, in its discretion, shall make a pro rata allocation of the shares remaining available for issuance and return to each participant any cash remaining in his or her account.

    Employees may end their participation in the offering at any time during the offering period, and an employee's participation ends automatically upon termination of employment with the Company.

    The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the plan will be assumed or an equivalent right substituted by the successor corporation, unless the Board of Directors shortens the offering period so that an employee's right to purchase stock under the plan will be exercised automatically prior to the merger or sale of assets.

    The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of ten years.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

    The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with participation in the Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. All participants are advised to seek the advice of a tax advisor regarding the tax consequences of participation in the Purchase Plan.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code (the "Code"). Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

    IF THE SHARES ARE SOLD OR DISPOSED OF (INCLUDING BY WAY OF GIFT) MORE THAN TWO YEARS AFTER THE OFFERING DATE (THE FIRST DAY OF THE OFFERING PERIOD DURING WHICH SHARES WERE PURCHASED). In this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (herein referred to as the "OPTION PRICE") or (b) 15% of the fair market value of the shares on the first day of the Offering Period, will be treated as ordinary income to the participant. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sale price is less than the Option Price, no ordinary income is recognized and the participant has a capital loss for the difference.

    IF THE SHARES ARE SOLD OR DISPOSED OF (INCLUDING BY WAY OF GIFT) BEFORE THE EXPIRATION OF THE HOLDING PERIOD DESCRIBED ABOVE. In this event, the excess of the fair market value of the shares on the Purchase Date over the Option Price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the amount realized upon disposition of the shares is less than their fair market value on the Purchase Date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such Purchase Date.

    SPECIAL CONSIDERATIONS FOR DIRECTORS AND OFFICERS SUBJECT TO SECTION 16(B) LIABILITY. In the case of a participant who is subject to Section 16(b) of the Exchange Act, the Purchase Date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the Purchase Plan.

    The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

    TAX TREATMENT OF THE COMPANY. The Company will be entitled to a deduction for federal income tax purposes to the extent that a participant recognizes ordinary income on a disqualifying disposition of the shares, but not if a participant meets the holding period requirements.

PURCHASE PLAN ACTIVITY

    Participation in the Purchase Plan is voluntary and is dependent upon each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth certain information regarding shares purchased during fiscal year 1998 under the Purchase Plan by each of the

Named Executive Officers (i.e., the Company's Chief Executive Officer and four other highest paid executives), all current executive officers as a group and all non-executive officer employees as a group:

                                                                                     DOLLAR
                                                                                    VALUE ($)   NUMBER OF SHARES
NAME AND POSITION                                                                      (1)          PURCHASED
---------------------------------------------------------------------------------  -----------  -----------------
Gary T. Steele ..................................................................      33,777           8,094
  CEO, President and Chairman of the Board

David D. Taft ...................................................................      23,603           5,656
  Chief Operating Officer

A. Wayne Tamarelli, Ph.D. .......................................................      29,153           6,986
  Senior Vice President

Thomas Crowley ..................................................................      11,505           2,757
  President and CEO of Intellicoat Corporation

Ray F. Stewart ..................................................................      23,548           5,643
  Senior VP of Intellicoat Corporation

All executive officers as a group (8 persons)....................................     183,362          43,939

Non-executive officer employees as a group (approximately 133 persons)...........     361,119          86,535

------------------------

(1) Average price of shares purchased. The purchase price paid by each participant in the Purchase Plan is at least 15% below the market value. See "Description of the 1995 Employee Stock Purchase Plan."

REASON FOR THE AMENDMENT

    Recent accounting pronouncements have altered the accounting treatment in the case of a shortfall of shares reserved for issuance under an employee stock purchase plan. As a result, if a shortfall occurs during a purchase period, the Company is unable to seek shareholder approval for an increase without incurring significant compensation charges. Therefore, the Board of Directors has approved the amendment to the Purchase Plan which would automatically increase the shares reserved for issuance under the Purchase Plan according to a pre-set formula and provides that it be approved by the shareholders at this Annual Meeting. While such an amendment minimizes the likelihood of a shortfall and resulting compensation charge, the Purchase Plan will require periodic monitoring to ensure that no shortfall occurs. As amended, the number of shares reserved for issuance under the Purchase Plan would be increased automatically at the beginning of each fiscal year, commencing on November 1, 1999, by an amount equal to the lesser of (i) 225,000 shares, (ii) 1.5% of the outstanding shares of the Company on such date or (iii) a number of shares determined by the Board of Directors. If a shortfall occurs, the Company will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting a majority of the required quorum is required to approve the amendment to the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
  THE PURCHASE PLAN TO PROVIDE FOR AN AUTOMATIC ANNUAL INCREASE IN THE NUMBER
                  OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1999, and recommends that the shareholders vote for ratification of this appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements for the fiscal years ending October 31, 1994, 1995, 1996, 1997 and 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting a majority of the required quorum.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF
            ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS
                  FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following sets forth certain information with regard to executive officers of Landec Corporation. Ages are as of January 4, 1999.

    Gary T. Steele (age 50) has been President and Chief Executive Officer of the Company since 1991 and Chairman of the Board of Directors since January 1996. Mr. Steele has over 18 years of experience in the biotechnology, instrumentation and material science fields. From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company. From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development. Mr. Steele has also worked with McKinsey and Co. and Shell Oil Company.

    David D. Taft, Ph.D. (age 60) has been Chief Operating Officer of the Company since 1993. Dr. Taft also served as a director of the Company from June 1990 through December 1995. From February 1986 to April 1993, Dr. Taft was Vice President and Group Manager of the Manufacturing Group at Raychem Corporation. From July 1983 to January 1986, Dr. Taft was Group Manager of the Telecom Group at Raychem Corporation and was appointed to the position of Vice President in October 1984. Dr. Taft has over 25 years of experience in the specialty chemical industry in research and development, sales and marketing, manufacturing and general management. Prior to joining Raychem Corporation, Dr. Taft was Executive Vice President of the Chemical Products Division and a Director of Henkel Corporation, a chemical manufacturing company. Dr. Taft was also an executive with General Mills Chemicals.

    Ray F. Stewart, Ph.D.(age 45) is the founder of the Company and has served as Senior Vice President of Intellicoat Corporation, a subsidiary of the Company, since November 1996. From the Company's inception to November 1996 he served as the Vice President, Technology of Landec Corporation. He has also served as a director of Landec since 1986. Dr. Stewart has over 16 years of experience in the material science industry. Prior to founding Landec, Dr. Stewart worked at Raychem Corporation from 1979 to 1986. While at Raychem Corporation, Dr. Stewart managed development efforts in the areas of adhesives, plastic electrodes, sensors and synthetic polymer chemistry, and led the development and commercialization of several new product lines.

    Thomas F. Crowley (age 54) has been President and Chief Executive Officer of Intellicoat Corporation, a subsidiary of the Company, since November, 1996. From 1991 to 1995, Mr. Crowley was President and Chief Executive Officer of Broadcast Partners, a satellite communications firm serving farmers throughout North America with its FarmDayta information service. Broadcast Partners was a joint venture of Pioneer Hybrid, Farmland Industries and Illinois Farm Bureau and was sold to Data Transmission Network, Inc. in May 1996.

    A. Wayne Tamarelli, Ph.D. (age 57) has been Senior Vice President of the Company since April 1997, when the Company acquired Dock Resins Corporation, where he has served as the Chairman and Chief Executive Officer since 1983. Dr. Tamarelli has over 30 years of experience in specialty chemicals, advanced materials, and process licensing. He was formerly employed by Exxon Corporation, and later by Engelhard Corporation as Senior Vice President where he managed groups of worldwide businesses in chemicals, environmental protection products, and energy conservation technologies. Previously he was a professor at Carnegie-Mellon University. Dr. Tamarelli has been involved in leadership positions in a number of industry, community and civic organizations, including serving as Chairman of the Synthetic Organic Chemical Manufacturers' Association, Chairman of the Chemical Industry Council of New Jersey, and Chairman of the Metropolitan New York Paint and Coatings Association.

    Joy T. Fry (age 39) has been Chief Financial Officer and Vice President of Finance and Administration of the Company since 1992. From February until December 1992, Ms. Fry served as Controller and Director of Administration of the Company. From 1987 to 1992, Ms. Fry was Controller of the Network Adapter Division and Corporate Planning Manager at 3Com Corporation, a publicly-held network computing company. Prior to joining 3Com Corporation, Ms. Fry was a Manager with Arthur Young & Company.

    Larry Greene (age 44) has been Vice President of Manufacturing of the Company since 1996. From 1995 to 1996, Mr. Greene served as General Manager of the Company's QuickCast business line. From 1993 to 1995, Mr. Greene served as Vice President of Product Development for Landec, and from 1987 to 1993 he held a variety of product development and commercial development positions for the Company. Prior to joining Landec, Mr. Greene was Manager of the Asia Pacific Region for Zoecon Corporation, a manufacturer of consumer and animal healthcare products, where he was responsible for product development, marketing and technology licensing in Japan, Taiwan, Korea and China.

    Guy J. Stokes (age 50) has been Vice President of Commercial Development for Intelimer Polymer Systems of the Company since October 1996. From 1995 to September 1996, he was a general partner and director of Resin Technology Incorporated in Daytona Beach, Florida, a developer of thermoset products. From 1976 to 1995, Mr. Stokes held a variety of sales, marketing and general management positions at Hexcel Corporation including Business Manager of the Resins Product Division and of Advanced Tooling Products at Hexcel.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of January 15, 1999 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all current directors and executive officers as a group.

                        5% SHAREHOLDERS, DIRECTORS,                               SHARES BENEFICIALLY OWNED(1)
                  NAMED EXECUTIVE OFFICERS, AND DIRECTORS                    --------------------------------------
                     AND EXECUTIVE OFFICERS AS A GROUP                           NUMBER        PERCENT OF TOTAL(2)
---------------------------------------------------------------------------  ---------------  ---------------------
The Capital Group Companies, Inc.; Capital Research & Management; SMALLCAP
  World Fund, Inc..........................................................       690,000(4)              5.2%
  333 South Hope Street
  Los Angeles, CA 90071 (3)

Chase Venture Capital Associates, L.P......................................     1,352,033(6)             10.2%
  c/o Chase Capital Partners
  380 Madison Avenue, 12th Floor
  New York, NY 10128 (5)

Domain Partners II, L.P; Domain Associates.................................       832,653(8)              6.3%
  One Palmer Square, Suite 515
  Princeton, NJ 08542 (7)

Michael Williams...........................................................        1,342,347             10.1%
  306 N. Main Street
  Monticello, IN 47960 (9)

Zesiger Capital Group LLC..................................................    1,375,800(11)             10.4%
  320 Park Avenue, 30th Floor
  New York, NY 10022 (10)

Gary T. Steele.............................................................      355,843(12)              2.6%
  Chairman of the Board of Directors, Chief Executive Officer and President

David D. Taft, Ph.D........................................................      224,879(13)              1.7%
  Chief Operating Officer

A. Wayne Tamarelli.........................................................          454,638              3.4%
  Senior Vice President; Chairman of the Board of Directors and Chief
  Executive Officer of Dock Resins Corporation

Thomas F. Crowley..........................................................       20,892(14)                *
  President and Chief Executive Officer of Intellicoat Corporation

Ray F. Stewart, Ph.D.......................................................      266,300(15)              2.0%
  Director; Senior Vice President of Intellicoat Corporation

Damion E. Wicker, M.D., Director...........................................    1,352,033(16)             10.2%

Kirby L. Cramer, Director..................................................      100,000(17)                *

Richard Dulude, Director...................................................       51,903(18)                *

Stephen E. Halprin, Director...............................................       92,439(19)                *

Richard S. Schneider, Ph.D., Director......................................      832,653(20)              6.3%

All directors and executive officers as a group (13 persons)...............    4,013,008(21)             28.5%

------------------------

*   Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) As of January 15, 1999, 13,250,875 shares were issued and outstanding.

(3) This information is based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 11, 1999 by: The Capital Group Companies, Inc., Capital Research & Management, and SMALLCAP World Fund, Inc.

(4) The above-described beneficial owners report voting and dispositive powers as follows. The Capital Group Companies, Inc. and Capital Research & Management Company each has sole dispositive power with respect to 690,000 shares and has no voting power. SMALLCAP World, Inc. reports sole voting power with respect to 690,000 shares and no shared voting power or dispositive power.

(5) This information is based on a Schedule 13G filed with the SEC on February 19, 1999 by Chase Venture Capital Associates, L.P.

(6) This number includes 33,260 shares subject to outstanding stock options exercisable on or before March 16, 1999, which are owned by Damion E. Wicker, M.D., a director of the Company, who is a general partner of Chase Venture Capital Associates, L.P. Also includes 11,956 shares subject to outstanding options exercisable on or before March 16, 1999, owned by Mitchell Blutt, who is a consultant to the Company and a general partner of Chase Venture Capital Associates, L.P.

(7) This information is based on a Schedule 13G filed with the SEC on February 9, 1999.

(8) This number includes 793,951 shares owned by Domain Partners II, L.P. and 3,478 shares owned by Domain Associates, L.L.C. Dr. Schneider, who is a director of the Company, is a general partner of the general partner of Domain Partners II, L.P. Dr. Schneider disclaims beneficial ownership of the Domain Partners II, L.P. shares, except to the extent of his pecuniary interest in such shares. Pursuant to a letter agreement with Domain Associates, L.L.C., Dr. Schneider has beneficial ownership of 835 shares of the shares owned by Domain Associates, L.L.C. This includes 12,903 held in a Trust of which Dr. Schneider is a beneficial owner and 292 owned directly by Dr. Schneider. This also includes 22,029 shares owned by Dr. Schneider which are subject to outstanding stock options exercisable on or before March 16, 1999.

(9) Mr. Williams is President of Fielder's Choice Hybrids, a division of Intellicoat Corporation and Senior Vice President of Intellicoat Corporation, a subsidiary of the Company.

(10) This information is based on a Schedule 13G/A filed with the SEC on January 21, 1999 by Zesiger Capital Group LLC.

(11) Zesiger Capital Group LLC has sole voting power with respect to 781,000 shares, sole dispositive power with respect to 1,375,800 shares and has no shared voting or dispositive power.

(12) Includes 235,052 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(13) Includes 1,739 shares owned by his children. Also includes 200,093 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(14) Includes 7,812 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(15) Includes 26,868 shares owned by Dr. Stewart's minor children. Also includes 15,299 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(16) This number includes 33,260 shares subject to outstanding stock options exercisable on or before March 16, 1999. Also includes 11,956 shares subject to outstanding options exercisable on or before March 16, 1999, owned by Mitchell Blutt who is a consultant to the Company and a general partner of Chase Venture Capital Associates, L.P. Also includes 1,306,817 shares owned by Chase Venture Capital Associates, L.P., where Dr. Wicker is a general partner. Dr. Wicker disclaims beneficial ownership in the shares owned by Chase Venture Capital Associates and its affiliate except to the extent of his pecuniary interest therein.

(17) Includes 56,520 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(18) Includes 39,000 shares subject to outstanding stock options exercisable on or before March 16, 1999.

(19) Includes 20,033 shares owned by OSCCO III, L.P. of which Mr. Halprin is a general partner. Also includes 21,087 shares subject to outstanding stock options exercisable on or before March 16, 1999. Mr. Halprin disclaims beneficial ownership in the shares owned by OSCCO III, L.P. except to the extent of his pecuniary interest therein.

(20) This number includes 793,951 shares owned by Domain Partners II, L.P. and 3,478 shares owned by Domain Associates, L.L.C. Dr. Schneider, who is a director of the Company, is a general partner of the general partner of Domain Partners II, L.P. Dr. Schneider disclaims beneficial ownership of the Domain Partners II, L.P. shares, except to the extent of his pecuniary interest in such shares. Pursuant to a letter agreement with Domain Associates, L.L.C., Dr. Schneider has beneficial ownership of 835 shares of the shares owned by Domain Associates, L.L.C. This includes 12,903 held in a Trust of which Dr. Schneider is a beneficial owner and 292 owned directly by Dr. Schneider. This also includes 22,029 shares owned by Dr. Schneider which are subject to outstanding stock options exercisable on or before March 16, 1999.

(21) Includes an aggregate of 831,904 shares held by directors and executive officers which are issuable upon exercise of options exercisable on or before March 16, 1999. Also includes 1,306,817 shares owned by Chase Venture Capital Associates, L.P., (of which Dr. Wicker, a director of the Company, is a general partner) and 797,429 shares owned by Domain Partners II, L.P. and Domain Associates (of which Dr. Schneider, a director of the Company, is a general partner). Also includes 20,033 shares owned by OSCCO III, L.P. of which Mr. Halprin is a general partner.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH IN THIS PROXY SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

    The Company's executive compensation policies are determined by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is comprised of three non-employee directors.

    The objective of the Company's executive compensation program is to align executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term business success of the Company. The Company's executive compensation program is based on the same four basic principles that guide compensation decisions for all employees of the Company:

    - The Company compensates for demonstrated and sustained performance.

    - The Company compensates competitively.

    - The Company strives for equity and fairness in the administration of compensation.

    - The Company believes that each employee should understand how his or her compensation is determined.

    The Company believes in compensating its executives for demonstrated and sustained levels of performance in their individual jobs. The achievement of higher levels of performance and contribution are rewarded by higher levels of compensation. In order to ensure that it compensates its executives competitively, the Company regularly compares its compensation practices to those of other companies of comparable size within similar industries. Through the use of independent compensation surveys and analysis, employee compensation training, and periodic pay reviews, the Company strives to ensure that compensation is administered equitably and fairly and that a balance is maintained between how executives are paid relative to other employees and relative to executives with similar responsibilities in comparable companies.

    The Committee meets at least twice annually. Additionally, the Committee may hold special meetings to approve the compensation program of a newly hired executive or an executive whose scope of responsibility has significantly changed. Each year, the Committee meets with the Chief Executive Officer ("CEO") regarding executive compensation projections for the next three years and proposals for executive compensation for the next operating year. Compensation plans are based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives. The Committee then independently reviews the performance of the CEO and the Company, and develops the annual compensation plan for the CEO based on competitive compensation data and the Committee's evaluation of the CEO's demonstrated and sustained performance and its expectation as to his future contributions in leading the Company. At a subsequent meeting of the full Board of Directors, the Committee presents for adoption its findings on the compensation of each individual executive.

COMPENSATION OF EXECUTIVE OFFICERS

    During the fiscal year that ended on October 31, 1998, the Company's executive compensation program was comprised of the following key components: base salary, annual bonus, and equity-based incentives.

    BASE SALARY

    The Compensation Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

    ANNUAL BONUS

    The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. Fiscal year 1998 executive bonus payments for Messrs. Taft, Greene, Stewart and Tamarelli were based upon certain components of the Company's revenues, margins and market share.

    EQUITY-BASED INCENTIVE COMPENSATION

    Stock options are an important component of the total compensation of executives. The Company believes that stock options align the interests of each executive with those of the shareholders. They also provided executives a significant, long-term interest in the Company's success and help retain key executives in a competitive market for executive talent.

    The Company's 1996 Stock Option Plan authorizes the Committee to grant stock options to executives. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executives in the Company and at other companies in the comparable industry. The option grants generally utilize four-year vesting periods to encourage executives to continue contributing to the Company, and they expire ten years from the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Company's CEO's compensation plan includes the same elements and performance measures as the plans of the Company's other executive officers. The Compensation Committee evaluates the performance of the Company's CEO, sets his base compensation and determines bonuses and awards stock or option grants, if any.

    Mr. Steele's salary for fiscal year 1998 was $306,730, compared to $258,533 for fiscal year 1997. He did not receive any bonus for 1998, compared to $75,000 for fiscal year 1997. This reflects Mr. Steele's performance against pre-determined goals and objectives for the fiscal year as well as his role in the attainment of the Company's overall objectives.

RESTRICTED STOCK

    In fiscal year 1998, the Company offered officers and directors of the Company an opportunity to purchase up to $200,000 of Common Stock of the Company at the closing price of the Company's Common Stock on the date of subscription. The shares are subject to a right of repurchase, at cost, by the Company, which will lapse at the rate of 1/12th of the total number of shares purchased at the end of each month following the date of purchase. Pursuant to this program, Mr. Steele purchased 12,697 shares of the Company's Common Stock; Mr. Crowley, 10,323 shares; Mr. Stokes, 8,888 shares; and Mr. Tamarelli, 51,613 shares. The Company believes that investments by management in restricted stock help to align the interests of management with the interest of the shareholders of the Company and to retain the service of management.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

STOCK OPTION REPRICING

    In December, 1997, the Company repriced the exercise price of approximately 36% of the outstanding common stock options held by the Company's employees (including executives). Each new option contained the same terms as the surrendered option except that (i) the exercise price was reduced to the higher of $5.00 per shares or the trading price of the Company's Common Stock at the close of business on January 14, 1998 (I.E., $4/share) and (ii) the vesting schedule for each new option began on December 4, 1997. As a result of this repricing program, options to purchase 694,100 shares were exchanged. The following numbers of options held by the executive officers were repriced: Mr. Steele (350,000 shares), Mr. Taft (45,000 shares), Mr. Stewart (10,000 shares), Ms. Fry (50,000 shares), Mr. Green (50,000 shares) and Mr. Stokes (50,000 shares).

    The Company repriced these employee stock options in an effort to retain employees at a time when a significant percentage of stock options had exercise prices that were above fair market value. The Company believes that stock options are a valuable tool in compensating and retaining employees and non-employee directors.

                           TEN-YEAR OPTION REPRICINGS

    The following table sets forth certain information as of October 31, 1998 with respect to the repricing of certain stock options held by the Company's executive officers.

                                                         NUMBER OF
                                                        SECURITIES      MARKET       EXERCISE
                                                        UNDERLYING     PRICE OF      PRICE AT                    LENGTH OF
                                                         OPTIONS/      STOCK AT       TIME OF                     ORIGINAL
                                                           SAR'S        TIME OF      REPRICING       NEW        OPTION TERM
                                                        REPRICED OR  REPRICING OR       OR        EXERCISE      REMAINING AT
                                                          AMENDED      AMENDMENT     AMENDMENT      PRICE         DATE OF
NAME AND PRINCIPAL POSITION                    DATE         (#)           ($)           ($)          ($)         REPRICING
-------------------------------------------  ---------  -----------  -------------  -----------  -----------  ----------------
Gary T. Steele.............................    1/14/98     350,000     $    4.00     $   12.00    $    5.00     8 yrs 230 days
  CEO, President and Chairman of the Board

David D. Taft..............................    1/14/98      45,000     $    4.00     $  7.6250    $    5.00     8 yrs 358 days
  Chief Operating Officer

Ray F. Stewart, Ph.D.......................    1/14/98      10,000     $    4.00     $  7.6250    $    5.00     8 yrs 358 days
  Senior VP of Intellicoat Corporation

Joy T. Fry.................................    1/14/98      50,000     $    4.00     $  7.6250    $    5.00     8 yrs 358 days
  VP of Finance and Administration and
  Chief Financial Officer

Lawrence C. Greene.........................    1/14/98      50,000     $    4.00     $  7.6250    $    5.00     8 yrs 358 days
  VP of Manufacturing

Guy J. Stokes..............................    1/14/98      50,000     $    4.00     $   8.250    $    5.00     8 yrs 309 days
  VP of Commercial Development

COMPENSATION COMMITTEE

    /s/ KIRBY L. CRAMER            /s/ RICHARD DULUDE        /s/ RICHARD S. SCHNEIDER, PH.D.
---------------------------   ---------------------------   ---------------------------------
      Kirby L. Cramer                Richard Dulude            Richard S. Schneider, Ph.D.
                                                            Chairman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Neither Mr. Cramer nor Mr. Dulude nor Dr. Schneider has been an officer or employee of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for the fiscal year ended on October 31, 1998 were in excess of $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for that fiscal year, as well as the compensation earned by each such individual for the Company's two preceding fiscal years.

                                                                                                       LONG-TERM
                                                           ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                                    ---------------------------------   ----------------------------------------
                                                    FISCAL   SALARY ($)     BONUS ($)      STOCK        RESTRICTED   ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR    ----------     ---------   OPTIONS (#)       STOCK     COMPENSATION
--------------------------------------------------  ------                              -----------     AWARD (#)       ($)
                                                                (1)            (2)                      ---------   ------------
                                                                                                           (3)          (4)
Gary T. Steele....................................   1998     306,730             0       450,000(5)     12,697         2,444
  Chief Executive Officer, President                 1997     258,333        75,000       350,000             0         3,830
  and Chairman of the Board                          1996     238,884        50,060             0             0         3,830

David D. Taft.....................................   1998     225,385        23,000       145,000(6)          0         1,313
  Chief Operating Officer                            1997     205,000        25,000        45,000             0           830
                                                     1996     199,719             0             0             0           830

A. Wayne Tamarelli................................   1998     178,077        40,500             0        51,613           330
  Senior Vice President; Chief Executive Officer     1997      92,069(8)          0             0             0        12,193
  and Chairman of the Board of Dock Resins
  Corporation(7)

Thomas F. Crowley.................................   1998     177,115             0        25,000        10,323           545
  President and Chief Executive Officer of           1997     165,000             0       500,000(10)         0           830
  Intellicoat Corporation(9)

Ray F. Stewart....................................   1998     163,077        10,000        10,000(11)         0         2,098
  Senior Vice President of Intellicoat               1997     154,167             0       460,000(12)         0           830
  Corporation(9)                                     1996     151,154             0             0             0           830

------------------------

(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

(3) Subject to a right of repurchase, at cost, by the Company, which will lapse at the rate of 1/12th of the total number of shares purchased at the end of each month following the date of purchase. It is anticipated that there will be no dividend paid on these shares.

(4) Comprised of premiums paid by the Company under the Company's group term life insurance policy. For Mr. Steele, also includes premiums paid by the Company under the Company's disability insurance policy.

(5) Includes repriced options to purchase 350,000 shares of the Company's common stock, which are treated as newly granted at the time of repricing.

(6) Includes repriced options to purchase 45,000 shares of the Company's common stock, which are treated as newly granted at the time of repricing.

(7) Dock Resins Corporation is a subsidiary of the Company.

(8) Mr. Tamarelli became the Senior Vice President of the Company in April, 1997, and the stated amount represents the compensation earned from April to the end of fiscal year 1997.

(9) Intellicoat Corporation is a subsidiary of the Company.

(10) Represents Intellicoat Corporation stock options.

(11) Includes repriced options to purchase 10,000 shares of the Company's common stock, which are treated as newly granted at the time of repricing.

(12) Includes 450,000 shares of options to purchase the common stock of Intellicoat Corporation.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended October 31, 1998 and the value of all options held by such executive officers on October 31, 1998.

                                                 INDIVIDUAL GRANTS
                                            ----------------------------                                GRANT DATE
                                              NUMBER OF     % OF TOTAL                                     VALUE
                                             SECURITIES    OPTIONS/SARS                                -------------
                                             UNDERLYING     GRANTED TO     EXERCISE OR                  GRANT DATE
                                            OPTIONS/SARS   EMPLOYEES IN    BASE PRICE     EXPIRATION   PRESENT VALUE
NAME                                          GRANTED*      FISCAL YEAR      ($/SH)          DATE         ($) (1)
------------------------------------------  -------------  -------------  -------------  ------------  -------------
Gary T. Steele(2).........................      100,000          6.39%      $    5.00       12/4/2007       129,307
                                                350,000(3)      23.77%      $    5.00       1/14/2008       392,953

David D. Taft.............................      100,000(4)       6.79%      $    5.00       12/4/2007       129,305
                                                 45,000(5)       3.06%      $    5.00       1/14/2008        32,356

A. Wayne Tamarelli(6).....................            0             0          n/a           n/a

Thomas F. Crowley(7)......................       25,000          1.70%      $    5.00       12/4/2007        32,356

Ray F. Stewart(8).........................       10,000          0.68%      $    5.00       1/14/2008         7,190

------------------------

* Stock options granted pursuant to both the 1988 and 1996 Stock Option Plans generally vest in 2.08% increments monthly commencing 30 days from the date of the grant, becoming fully vested on the fourth anniversary of the date of the grant. The stock option grants to Mr. Steele vest over a ten-year period.

** Total number of options granted by the Company to employees for the fiscal year ended October 31, 1998 is 1,472,350 shares.

(1) The Company uses a Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the Named Executive Officers are based on a 4.33 year expected option life which reflects the Company's experience that its options, on average, are exercised within 3.91 years of grant. Other assumptions used for the valuations are: interest rate (risk-free rate of return) of 5.62%; annual dividend yield of 0%; and volatility of 44%. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

(2) An option to purchase 89,000 shares was granted pursuant to the 1988 Stock Option Plan, and an option to purchase 361,000 shares was granted pursuant to the 1996 Stock Option Plan.

(3) Represents a replacement option to purchase 350,000 shares, granted on January 14, 1998 pursuant to the option repricing program.

(4) Granted pursuant to the 1996 Stock Option Plan.

(5) Represents a replacement option to purchase 45,000 shares, granted pursuant to the 1988 Stock Option Plan, on January 14, 1998 pursuant to the option repricing program.

(6) Mr. Tamarelli did not receive any option to purchase the Common Stock of Landec.

(7) Granted pursuant to the 1996 Stock Option Plan.

(8) Represents a replacement option to purchase 10,000 shares, granted pursuant to the 1988 Stock Option Plan, on January 14, 1998 pursuant to the option repricing program.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in fiscal year 1998 of options to purchase Common Stock of the Company.

                                                                                 NUMBER OF
                                                                                SECURITIES          VALUE OF
                                                                                UNDERLYING         UNEXERCISED
                                                                                UNEXERCISED       IN-THE-MONEY
                                                                               OPTIONS/SARS       OPTIONS/SARS
                                                                                 AT FISCAL          AT FISCAL
                                                                                 YEAR-END           YEAR-END
                                                       SHARES       VALUE           (#)                ($)
                                                    ACQUIRED ON   REALIZED     EXERCISABLE/       EXERCISABLE/
NAME                                                  EXERCISE     ($) (1)   UNEXERCISABLE (2)    UNEXERCISABLE
--------------------------------------------------  ------------  ---------  -----------------  -----------------
Gary T. Steele....................................       100,000    335,800   208,512/437,139    602,303/19,912

David D. Taft.....................................             0          0   183,539/117,982     500,797/7,966

Wayne Tamarelli...................................             0          0          0                  0

Thomas Crowley....................................             0          0    5,208/19,792             0

Ray F. Stewart....................................         6,956     23,358    12,807/11,106      26,789/7,966

------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market System on October 31, 1998 of $3.938 per share minus the exercise price of the in-the-money options.

(2) No stock appreciation rights (SARs) were outstanding during fiscal year
    1998.

                               PERFORMANCE GRAPH

    The following graph summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934 (February 15, 1996). The graph assumes that $100 was invested (i) on February 15, 1996 in the Common Stock of Landec Corporation at a price per share of $12.00, the price at which such stock was first offered to the public on that date, (ii) on January 31, 1996 in the Standard & Poor's 500 Stock Index and
(iii) on January 31, 1996 in the Nasdaq Industrial Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           LANDEC CORPORATION    S&P 500 INDEX    NASDAQ INDUSTRIAL INDEX
1/31/96                   $100             $100                       $100
10/31/96                   $74             $111                       $111
10/31/97                   $41             $144                       $142
10/31/98                   $33             $173                       $115

    The following description data are supplied in accordance with Rule 304(d) of Regulation S-T:

                                                                            1/31/96(1)     10/31/96     10/31/97     10/31/98
                                                                           -------------  -----------  -----------  -----------
Landec Corporation.......................................................          100         73.96        40.63        32.82
Standard & Poor's 500 Index..............................................          100        110.89       143.80       172.74
Nasdaq Industrial Index..................................................          100        111.05       141.84       115.02

------------------------

(1) February 15, 1996 for Landec Corporation.

      EMPLOYMENT CONTRACTS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In April 1997, in connection with the purchase of Dock Resins Corporation, the Company entered into an employment agreement with Dr. Tamarelli, for a term of five years. Under this employment agreement, Dr. Tamarelli was and will be employed as Senior Vice President of the Company and Chairman and Chief Executive Officer of Dock Resins Corporation until April 2002. Furthermore, Landec agreed to take such actions as necessary to elect Dr. Tamarelli to the Board of Directors of Dock Resins Corporation. Also, in the case of involuntary termination other than for cause or Dr. Tamarelli's resignation for cause, salary will continue to be paid through April 2002.

    In September 1997, in connection with the merger of the Company's subsidiary, Intellicoat Corporation, with Fielder's Choice Hybrids, the Company entered into an employment agreement with Michael Williams, President of the Fielder's Choice, for a term of two years. Under this employment agreement, Mr. Williams was and will be employed as Senior Vice President of Intellicoat Corporation and President of the Fielder's Choice Direct Division of Intellicoat Corporation, until September 1999. Also, in the case of involuntary termination other than for cause or Mr. William's resignation for cause, salary will continue to be paid through September 1999.

    In addition, on November 1, 1998, the Company made a secured loan of $500,000 to Mr. Williams, who owns more than 5% of the Company's Common Stock. The loan carries an interest rate of 7.5% per annum and is due and payable before July 31, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1998 all Section 16(a) filing requirements applicable to the Company's officers, directors and holders of more than ten percent of the Company's Common Stock were complied with, except that Dr. Schneider, Dr. Tamarelli, and Messrs. Halprin and Stewart filed an amended Form 4 late to correct the previously filed Form 4.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend. It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ TAE HEA NAHM

                                          TAE HEA NAHM
                                          SECRETARY

                               LANDEC CORPORATION
                       1995 EMPLOYEE STOCK PURCHASE PLAN
                         (AS AMENDED IN FEBRUARY 1999)

    The following constitute the provisions of the 1995 Employee Stock Purchase Plan of Landec Corporation.

    1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

    2.  DEFINITIONS.

        (a) "BOARD" shall mean the Board of Directors of the Company.

        (b) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        (c) "COMMON STOCK" shall mean the Common Stock of the Company.

        (d) "COMPANY" shall mean Landec Corporation, a California corporation.

        (e) "COMPENSATION" shall mean all regular straight time gross earnings, excluding payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

        (f) "CONTINUOUS STATUS AS AN EMPLOYEE" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

        (g) "CONTRIBUTIONS" shall mean all amounts credited to the account of a participant pursuant to the Plan.

        (h) "DESIGNATED SUBSIDIARIES" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

        (i) "EMPLOYEE" shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

        (j) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        (k) "PURCHASE DATE" shall mean the last day of each Offering Period of the Plan.

        (l) "OFFERING DATE" shall mean the first business day of each Offering Period of the Plan, except that in the case of an individual who becomes an eligible Employee after the first business day of an Offering Period but prior to the first business day of the last calendar quarter of such Offering Period, the term "Offering Date" shall mean the first business day of the calendar quarter coinciding with or next succeeding the day on which that individual becomes an eligible Employee.

        Options granted after the first business day of an Offering Period will be subject to the same terms as the options granted on the first business day of such Offering Period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

        (m) "OFFERING PERIOD" shall mean a period of twelve (12) months commencing on January 1 and July 1 of each year, except for the first Offering Period as set forth in Section 4(a).

        (n) "OFFICER" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (o) "PLAN" shall mean this Employee Stock Purchase Plan.

        (p) "PURCHASE PERIOD" shall mean a period of six (6) months within an Offering Period, except for the first Purchase Period as set forth in
    Section 4(b).

        (q) "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

    3.  ELIGIBILITY.

        (a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, provided that such person was not eligible to participate in such Offering Period as of any prior Offering Date, and further, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

        (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

    4.  OFFERING PERIODS AND PURCHASE PERIODS.

        (a) The Plan shall be implemented by a series of Offering Periods, of twelve (12) months duration with new Offering Periods commencing on or about December 1 and June 1 of each year (or at such other time or times as may be determined by the Board of Directors). The first Offering Period shall commence on the beginning of the effective date of the Registration Statement on Form S-1 for the initial public offering of the Company's Common Stock and continue until December 31, 1996 and the second Offering Period shall commence on January 1, 1997 and continue until November 30, 1996. The Plan shall continue until terminated in accordance with Section 20 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

        (b) PURCHASE PERIODS. Each Offering Period shall consist of two (2) consecutive purchase periods of six (6) months duration, except as set forth below. The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. A Purchase Period commencing on December 1 shall end on the next May 31. A Purchase Period commencing on June 1 shall end on the next November 30; provided, however, the first Purchase Period shall commence on the IPO Date and shall end on June 30, 1996; the second Purchase Period shall commence on July 1, 1996 and shall end on December 31, 1996; and the third Purchase Period shall commence on January 1, 1997 and end on May 31, 1997. The Board of Directors of the Company shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

    5.  PARTICIPATION.

        (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant's Compensation (which shall be not less than 1% and not more than 10%) to be paid as Contributions pursuant to the Plan.

        (b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Date of the offering to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in
    Section 10.

    6.  METHOD OF PAYMENT OF CONTRIBUTIONS.

        (a) The participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) of such participant's Compensation on each such payday; provided that the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the participant's aggregate Compensation during said Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

        (b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during the Offering Period, may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new subscription agreement. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

        (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period equal $21,250. Payroll deductions shall re-commence at the rate provided in such participant's subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

    7.  GRANT OF OPTION.

        (a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company's Common Stock determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Purchase Date; provided however, that the maximum number of shares an Employee may purchase during each Purchase Period shall be determined at the Offering Date by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the Offering Date, and provided further that such purchase shall be subject to the limitations set forth in

    Sections 3(b) and 12. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 7(b).

        (b) The option price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Purchase Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal. For purposes of the Offering Date under the first Offering Period under the Plan, the fair market value of a share of the Common Stock of the Company shall be the Price to Public as set forth in the final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

    8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

    9. DELIVERY. As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him or her of shares at the termination of each Purchase Period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be carried over to the next Purchase Period if the Employee continues to participate in the Plan, or if the Employee does not continue to participate, shall be returned to said participant.

    10.  VOLUNTARY WITHDRAWAL; TERMINATION OF EMPLOYMENT.

        (a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Company. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

        (b) Upon termination of the participant's Continuous Status as an Employee prior to a Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.

        (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

        (d) A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

    11. AUTOMATIC WITHDRAWAL. If the fair market value of the shares on the first Purchase Date of an Offering Period is less than the fair market value of the shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

    12. INTEREST. No interest shall accrue on the Contributions of a participant in the Plan.

    13.  STOCK.

        (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 300,000 shares, plus an annual increase to be added on the first day of each fiscal year (commencing on November 1, 1999), equal to the lesser of: (i) 225,000 shares, (ii) 1.5% of the outstanding shares of the Company on such date or (iii) a number of shares determined by the Board of Directors. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

        (b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

        (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

    14. ADMINISTRATION. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of
Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

    15.  DESIGNATION OF BENEFICIARY.

        (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Purchase Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

        (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

    16. TRANSFERABILITY. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

    17. USE OF FUNDS. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

    18. REPORTS. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following each Purchase Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

    19.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

        (a) ADJUSTMENT. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

        (b) CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the "New Purchase Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

        The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

    20.  AMENDMENT OR TERMINATION.

        (a) The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in Section 19, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

        (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

    21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

    22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

    23. TERM OF PLAN; EFFECTIVE DATE. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 20.

    24. ADDITIONAL RESTRICTIONS OF RULE 16B-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

P     The undersigned shareholder of Landec Corporation, a California corporation, hereby acknowledges receipt of the Notice of
R     Annual Meeting of Shareholders and Proxy Statement, each dated February 26, 1999, and hereby appoints Gary T. Steele and Joy
O     T. Fry, and each of them, with full power to each of substitution, as proxies and attorneys-in-fact, on behalf and in the
X     name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Landec Corporation to be held
Y     on April 14, 1999 at 5:00 p.m. local time, at Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, California 94306, and at
      any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF
      DIRECTION, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES FOR ELECTION, TO APPROVE THE AMENDMENT TO THE 1995 EMPLOYEE STOCK
      PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE
      FISCAL YEAR ENDING OCTOBER 1, 1999.
/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). The Board of
Directors unanimously recommends a vote FOR all nominees for directors and proposals 2 and 3.
1.    Election of Directors
      FOR all Nominees:    Ray F. Stewart, Ph.D., Stephen E. Halprin, Richard S. Schneider, Ph.D.  / / FOR    / / WITHHOLD
      For all nominees except as noted:
      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

      -----------------------------------------------------------------------------------------------------------------------------
      CONTINUED AND TO BE SIGNED ON REVERSE SIDE                                       SEE REVERSE SIDE

2.    To amend the Company's 1995 Employee Stock Purchase Plan to provide for an annual increase, commencing on November 1, 1999, in the number of shares reserved for issuance thereunder equal to the lesser of: (i) 225,000 shares, (ii) 1.5% of the outstanding shares of Common Stock of the Company or (iii) a number of shares determined by the Board of Directors; and
      / /  FOR                                      / /  AGAINST                                      / /  ABSTAIN
3.    To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 31,
      1999;
      / /  FOR                                      / /  AGAINST                                      / /  ABSTAIN
      and in their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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                                                     Signature of Shareholder

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                                                               Date

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                                                     Signature of Shareholder

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                                                               Date